Exhibit 10.2

STOCKHOLDER AGREEMENT

BY AND AMONG

VOLKSWAGEN TRUCK & BUS GMBH

AND

NAVISTAR INTERNATIONAL CORPORATION

DATED AS OF SEPTEMBER 5, 2016

TABLE OF CONTENTS

		Page

ARTICLE I
DEFINITIONS

Section 1.1	Definitions	1
Section 1.2	Other Definitional Provisions	8

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1	Representations and Warranties of the Company	8
Section 2.2	Representations and Warranties of Investor	9

ARTICLE III
CORPORATE GOVERNANCE AND BOARD AND COMMITTEE REPRESENTATION

Section 3.1	Initial Board Appointment	10
Section 3.2	Board Nominations	10
Section 3.3	Minimum Nomination Threshold	10
Section 3.4	Nomination Documents	11
Section 3.5	Committee Representation	11
Section 3.6	Nomination Procedures	12
Section 3.7	Resignation and Replacements	12

ARTICLE IV
STANDSTILL; VOTING AND OTHER MATTERS

Section 4.1	Standstill Restrictions	13
Section 4.2	Voting	15
Section 4.3	Strategic Process	16
Section 4.4	Anti-Dilution Rights	16
Section 4.5	Share Repurchase	17
Section 4.6	Dispute Escalation Procedures	18
Section 4.7	Non-Solicitation	18
Section 4.8	Access to Information; Confidentiality and Use of Information	18

ARTICLE V
TRANSFER RESTRICTIONS

Section 5.1	Transfer Restrictions	20
Section 5.2	Legends on Holder Shares; Securities Act Compliance	22

TABLE OF CONTENTS

(Continued)

ii

STOCKHOLDER AGREEMENT, dated as of September 5, 2016 (including the schedules hereto, as amended or restated from time to time, this “Agreement”), is made by and among Volkswagen Truck & Bus GmbH, a company organized under the laws of Germany (“Investor”) and Navistar International Corporation, a Delaware corporation (the “Company”), collectively referred to as the “Parties” and individually as a “Party”.

W I T N E S S E T H:

WHEREAS, the Company and Investor entered into that certain Stock Purchase Agreement, dated as of the date hereof (the “Stock Purchase Agreement”), pursuant to which, among other things, the Company will issue to Investor, and Investor will purchase from the Company, 16,242,012 shares of common stock, par value $0.10 per share (“Common Stock”), of the Company, in each case subject to the terms and conditions set forth in the Stock Purchase Agreement;

WHEREAS, the Company and Investor desire to enter into in this Agreement concerning the Common Stock held, or to be held, by Investor and related provisions concerning Investor’s relationship with, and investment in, the Company in connection with the execution of the Stock Purchase Agreement;

WHEREAS, the execution and delivery of this Agreement is a condition to the obligations of the Company and Investor to consummate the transactions contemplated by the Stock Purchase Agreement; and

WHEREAS, other than as set forth in Section 7.10, this Agreement shall take effect at and as of the date hereof,

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

“5% Threshold” has the meaning set forth in Section 3.7(a).

“7% Threshold” has the meaning set forth in Section 3.2(b).

“12% Threshold” has the meaning set forth in Section 3.2(a).

“Acceptable Person” means, in respect of a nominee designated by Investor to be an Investor Nominee, a person who both (i) is approved by the Company (including in respect of compliance with (1) the Company’s Corporate Governance Guidelines and (2) applicable Company policies (including but not limited to the Company’s Code of Conduct and Insider

Trading Policy)), such approval not to be unreasonably withheld or delayed and (ii) satisfies the independence tests adopted by the Company and as set forth in Section 303A.02 of the NYSE Manual.

“Activist Investor” means, as of any date, any Person identified on the most-recently available “SharkWatch 50” list as of such date, or any publicly-disclosed or reasonably apparent Affiliate of such Person.

“Advance Notice Deadline” has the meaning set forth in Section 3.6.

“Affiliate” means, with respect to an entity, any other entity controlling, controlled by or under common control with, such entity. The term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Annual Meeting” has the meaning set forth in Section 3.2.

“Bankruptcy and Equity Exception” means bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

“Beneficially Own” means, with respect to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (or any successor statute or regulation), without giving effect to the limiting phrase “within sixty days” set forth in Rule 13d-3(1)(i). The terms “Beneficial Owner” and “Beneficial Ownership” shall have a correlative meaning.

“Block Transferee” has the meaning set forth in the definition of “Holder.”

“Board” means, as of any date, the Board of Directors of the Company.

“Business Day” means any day that is not a Saturday, Sunday or other day on which the commercial banks in New York City, New York are authorized or required by Law to close.

“Cap” has the meaning set forth in Section 4.1(a)(i).

“Closing” has the meaning attributed to it in the Stock Purchase Agreement.

“Closing Date” means the date on which consummation of the Share Issuance, as such term is defined in the Stock Purchase Agreement, occurs.

“Commercial Termination Event” shall occur if all Individual Contracts previously executed have been subsequently terminated in accordance with their respective terms (i) by Investor (x) pursuant to a Navistar Change of Control Event or (y) for convenience or (ii) by the Company pursuant to an uncured or uncurable material breach by Investor and/or its Affiliates. For purposes of this definition, the terms “Navistar Change of Control Event” and “Individual Contract” shall each have the meaning given to it in the Technology and Supply Framework Agreement, dated as of the date hereof, by and between the Company and Investor.

“Common Stock” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Notice” has the meaning set forth in Section 3.6.

“Confidential Information” has the meaning set forth in Section 4.8.

“Controlled Affiliate” means any controlled Affiliate of Parent.

“Covered Matter” has the meaning set forth in Section 4.1(a)(ix).

“Covered Person” has the meaning set forth in Section 6.10.

“Damages” has the meaning set forth in Section 6.10.

“Demand Registration” has the meaning set forth in Section 6.2(a).

“Demand Request” has the meaning set forth in Section 6.2(a).

“Derivative Securities” means Equity Securities, but excludes Common Stock.

“DGCL” means the Delaware General Corporation Law, as amended.

“Disregarded Shares” shall include (i) a number of shares of Common Stock equal to the shares of Common Stock underlying Derivative Securities issued by the Company in an Offering (used as defined in the Stock Purchase Agreement) after the date hereof and prior to the Closing and (ii) unless and until NYSE Stockholder Approval is obtained in respect of any Excess Shares, a number of shares of Common Stock equal to the quotient of (A) such Excess Shares divided by (B) the Pro Rata Share used in respect of such issuance. By way of illustration of the foregoing clause (ii), if there are five Excess Shares and the Pro Rata Share in respect of such issuance is 0.10, 50 shares would constitute Disregarded Shares.

“Equity Securities” means Company Securities, as such term is defined in the Stock Purchase Agreement.

“Excess Shares” has the meaning set forth in Section 4.4(a)(ii).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Issuance” means (i) the issuance of shares of any Equity Securities (including upon exercise of options or conversion of any Equity Securities) to directors, officers, employees, consultants or other agents of the Company as approved by the Board in connection with their employment or performance of services, (ii) the issuance of shares of Equity Securities in connection with any “business combination” (as defined in the rules and regulations promulgated by the SEC) or otherwise in connection with bona fide acquisitions of securities or substantially all of the assets of another Person, business unit, division or business, in each case, to the sellers in such transaction as consideration thereof (iii) the issuance of any shares of a Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company and (iv) the issuance of shares of Common Stock in respect of the exercise or conversion of Derivative Securities.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Form S-3” has the meaning set forth in Section 6.1(a).

“Governmental Entity” means any U.S. or non-U.S. governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity.

“Group” means two or more persons acting together, pursuant to any agreement, arrangement or understanding, for the purpose of acquiring, holding, voting or disposing of securities or as otherwise contemplated by Rule 13d-5(b) of the Exchange Act.

“Holder” means Investor and any direct or indirect transferee of Investor pursuant to Section 5.1(b) or Section 5.1(c)(i) that has become a party to this Agreement by executing and delivering a counterpart to this Agreement in the form attached hereto as Exhibit B, in each case to the extent such Person is a holder or Beneficial Owner of Holder Shares. For purposes of Article VI, Section 5.2(b) and Section 5.2(c), including, for the avoidance of doubt, the definition of Holder Shares, “Holder” shall also include any direct or indirect transferee of Holder that acquired 5% or more of the then-outstanding shares of Common Stock pursuant to Section 5.1(c)(iv) and that has become a party to this Agreement by executing and delivering a counterpart to this Agreement in the form attached hereto as Exhibit B, to the extent such Person is a holder or Beneficial Owner of Holder Shares (such transferee, a “Block Transferee” for so long as such Block Transferee and its Affiliates Beneficially Owns Common Stock equal to or greater than the 5% Threshold).

“Holder Shares” means at any time, (i) any shares of Common Stock held or Beneficially Owned by any Holder, (ii) any shares of Common Stock issued or issuable to any Holder upon the conversion, exercise or exchange, as applicable, of any other Equity Securities held or Beneficially Owned by any Holder and (iii) any shares of Common Stock issued or issuable to any Holder with respect to any shares described in clauses (i) and (ii) above by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, other reorganization or other similar event (it being understood that, for purposes of this Agreement, a Person shall be deemed to be a Holder of Registrable Securities whenever such Person has the right to then acquire or obtain from the Company any Registrable Securities, whether or not such acquisition has actually been effected).

“Holders’ Counsel” has the meaning set forth in Section 6.4.

“Indemnified Party” has the meaning set forth in Section 6.12.

“Indemnifying Party” has the meaning set forth in Section 6.12.

“Investor” has the meaning set forth in the Preamble.

“Investor Nominee” has the meaning set forth in Section 3.1.

“Investor Notice” has the meaning set forth in Section 3.6.

“Laws” mean collectively any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

“Lock-Up Termination Date” has the meaning set forth in Section 5.1(b).

“Minimum Registrable Amount” means 1,000,000 shares of Registrable Securities.

“Nomination Documents” has the meaning set forth in Section 3.4.

“NYSE” means the New York Stock Exchange.

“NYSE Manual” has the meaning set forth in Section 3.5.

“NYSE Stockholder Approval” has the meaning set forth in Section 4.4(a)(ii).

“Organizational Documents” means the certificates of incorporation and by-laws or comparable governing documents, each as amended to the date of this Agreement.

“Parent” means Volkswagen AG.

“Participating Holders” means Holders participating in the registration relating to the Registrable Securities.

“Party” and “Parties” have the meaning set forth in the Preamble.

“Person” means any natural person, corporation, company, partnership (general or limited), limited liability company, trust or other entity.

“Piggyback Registration” has the meaning set forth in Section 6.3(a).

“Pro Rata Share” has the meaning set forth in Section 4.4(a)(ii).

“Proposed Securities” has the meaning set forth in Section 4.4(a)(ii).

“Registrable Securities” means, at any time, the Holder Shares that are Beneficially Owned by the Holders, but excluding (i) Holder Shares, if any, that have after the date of this Agreement been Transferred pursuant to a registration statement, (ii) with respect to Investor and Controlled Affiliates, Holder Shares that are sold pursuant to Rule 144 (or any similar provisions then in force) under the Securities Act and (iii) with respect to Holders who are not the Investor or Controlled Affiliates, Holder Shares that become eligible for resale under Rule 144 without volume or manner-of-sale restrictions and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c)(1).

“Registration Statement” means any registration statement of the Company on an appropriate registration form under the Securities Act that covers any of the Registrable Securities, including the prospectus, amendments and supplements thereto, and all exhibits and material incorporated by reference therein.

“Replacement” has the meaning set forth in Section 3.7(c).

“Representative” has the meaning set forth in Section 4.8.

“Request Date” means the date of the applicable Request Notice.

“Request Notice” has the meaning set forth in Section 6.2(a).

“Requesting Holder(s)” has the meaning set forth in Section 6.2(a).

“Restricted Person” has the meaning set forth in Section 5.1(c)(iv).

“Rule 144” means Rule 144 under the Securities Act or any successor rule thereto.

“S-3 Eligible” has the meaning set forth in Section 6.1(a).

“Scheduled Black-out Period” means, for each fiscal quarter of the Company, the period commencing on (and including) the fifth calendar day before the end of the quarter and ending on (and including) 24 hours after the date of release for publication of the Company’s summary statements of sales and earnings for such fiscal quarter (or, in the case of the fourth quarter, the summary statement of sales and earnings for the fiscal year then ended); provided that the Company’s employees and directors are also restricted from Transferring Common Stock during such periods.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shelf Registration” has the meaning set forth in Section 6.1(a).

“Shelf Registration Statement” has the meaning set forth in Section 6.1(a).

“Shelf Takedown” has the meaning set forth in Section 6.1(d).

“Standstill Period” has the meaning set forth in Section 4.1(a).

“Stock Purchase Agreement” has the meaning set forth in the Recitals.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Suspension Notice” has the meaning set forth in Section 6.7(a).

“Transfer” means, when used as a noun, any direct or indirect, voluntary or involuntary, sale, disposition, hypothecation, mortgage, gift, hedge, pledge, assignment, attachment or other transfer (including the creation of any derivative or synthetic interest, including a participation or other similar interest) and, when used as a verb, voluntarily to directly or indirectly sell, dispose, hypothecate, mortgage, gift, hedge, pledge, assign, attach or otherwise transfer, in any case, whether by operation of law or otherwise.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwriters’ Maximum Number” means, for any Underwritten Shelf Takedown, Demand Registration or Piggyback Registration, that number of securities to which such registration should, in the opinion of the managing Underwriter(s) of such registration, in the light of marketing factors (including an adverse effect on the per share offering price), be limited.

“Underwritten Offering” means a registered offering of securities conducted by one or more underwriters pursuant to the terms of an underwriting agreement.

“Underwritten Shelf Takedown” has the meaning set forth in Section 6.1(e).

“Underwritten Shelf Takedown Notice” has the meaning set forth in Section 6.1(e).

“Voting Securities” shall mean the Common Stock and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for Common Stock or other securities, whether or not subject to the passage of time or other contingencies

Section 1.2 Other Definitional Provisions. Unless the express context otherwise requires:

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Annex, Exhibit, Section or Schedule, such reference shall be to an Annex, Exhibit, Section or Schedule to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms “Dollars” and “$” mean United States Dollars. The terms defined in the singular have a comparable meaning when used in the plural, and vice versa, and references herein to any gender includes each other gender.

(b) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Company. The Company represents and warrants to Investor as of the date of this Agreement, and as of Closing, that:

(a) The Company is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) The execution, delivery and performance of this Agreement by the Company do not, and performance of its obligations hereunder will not, constitute or result in a breach or violation of, or a default under, the Organizational Documents of the Company or any material agreements of the Company.

Section 2.2 Representations and Warranties of Investor. Investor represents and warrants to the Company as of the date of this Agreement, and as of the Closing, that:

(a) Investor is a legal entity duly organized, validly existing and in good standing under the Laws of Germany.

(b) Investor has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Investor and constitutes a valid and binding agreement of Investor enforceable against Investor in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) The execution, delivery and performance of this Agreement by Investor do not, and performance of its obligations hereunder will not, constitute or result in a breach or violation of, or a default under, the Organizational Documents of Investor.

(d) Immediately prior to the execution hereof, neither Investor nor any of the Controlled Affiliates (excluding pension plans over which Investor and its Subsidiaries do not have investment control) Beneficially Owns any shares of Common Stock.

(e) Investor is acquiring the shares of Common Stock pursuant to the Stock Purchase Agreement pursuant to an exemption from registration under the Securities Act solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Investor acknowledges that the Holder Shares are not registered under the Securities Act, or any state securities laws, and that the Holder Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

ARTICLE III

CORPORATE GOVERNANCE AND BOARD AND COMMITTEE REPRESENTATION

Section 3.1 Initial Board Appointment. On the Closing Date, the two (2) individuals designated by Investor (or an Affiliate thereof) to be its nominee (any such person so nominated pursuant to this Section 3.1 or Section 3.2, or any such person’s Replacement, an “Investor Nominee”, and, collectively, the “Investor Nominees”) shall be appointed to the Board until the next Annual Meeting; provided that, in each case, such nominee is an Acceptable Person.

Section 3.2 Board Nominations. The Company agrees that, with respect to any annual meeting of stockholders of the Company (each, an “Annual Meeting”) at which directors are to be elected to the Board, the Company shall:

(a) for so long as Investor together with the Controlled Affiliates collectively Beneficially Own greater than 12% of the then-outstanding shares of Common Stock (the “12% Threshold”; provided that any Disregarded Shares shall not be taken into account in calculating the 12% Threshold), designate for nomination two (2) Investor Nominees who are Acceptable Persons to the Board;

(b) for so long as Investor together with the Controlled Affiliates collectively Beneficially Own greater than 7% of the then-outstanding shares of Common Stock (the “7% Threshold”; provided that any Disregarded Shares shall not be taken into account in calculating the 7% Threshold), designate for nomination one (1) Investor Nominee who is an Acceptable Person; and

(c) use commercially reasonable efforts to cause the election of Investor Nominees nominated pursuant to this Section 3.2 (including recommending that the Company’s stockholders vote in favor of the election of such Investor Nominee, including such nominees in the Company’s proxy statement and in the Company’s slate of nominees for directors for the such Annual Meeting and otherwise supporting such nominees for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in the aggregate).

Section 3.3 Minimum Nomination Threshold. If at any time Investor together with the Controlled Affiliates collectively Beneficially Own a number of shares of Common Stock constituting less than the 7% Threshold, Investor shall not have the right to designate any Investor Nominee to the Board and the Company shall not be obligated to nominate Investor Nominees to the Board at any Annual Meeting following such time (and for the avoidance of doubt, Investor’s right to designate any Investor Nominee to the Board and the Company’s obligation to nominate any Investor Nominee to the Board shall not be reinstated if Investor together with the Controlled Affiliates Beneficially Own a number of shares of Common Stock exceeding or equal to the 7% Threshold following such time unless Investor and its Controlled Affiliates acquire shares of Common Stock to exceed the 7% Threshold within the first 90 days after the date the 7% Threshold was first not satisfied).

Section 3.4 Nomination Documents. Any Investor Nominee nominated pursuant to Section 3.1 or Section 3.2 shall be designated by Investor in its discretion (and, if any such proposed designee is not an Acceptable Person, Investor shall be entitled to continue designating a potential Investor Nominee until such proposed designee is an Acceptable Person), subject, if not previously executed, to such nominee’s execution and delivery to the Company of (x) the Company’s standard director nomination documentation (which documentation shall include such nominee’s consent to be named as a nominee in the Company’s proxy statement and to serve as a director if so elected) (collectively, the “Nomination Documents”) and (y) the resignation referred to in Section 3.7.

Section 3.5 Committee Representation. The Company agrees, subject to compliance with (i) the Company’s Corporate Governance Guidelines, (ii) applicable Company policies (including but not limited to the Company’s Code of Conduct and Insider Trading Policy) and (iii) applicable NYSE listing requirements, being, as of the date hereof, those set forth in Sections 303A.02 and 303A.04 of the NYSE listed company manual (the “NYSE Manual”) and applicable Law:

(a) reasonably promptly following the appointment of the Investor Nominees following the Closing, and at all times thereafter provided Investor satisfies the 7% Threshold, to include one Investor Nominee on two of the following committees: Nominating and Governance Committee (or such other committee responsible for the organizational structure of the Board and its committees, including the search to identify a chief executive officer), the Audit Committee, the Compensation Committee and the Finance Committee, to the extent that there is a Finance Committee; and

(b) reasonably promptly following the appointment of the Investor Nominees following the Closing, and at all times thereafter provided that Investor satisfies the 12% Threshold, the second Investor Nominee shall be included on the two above-named committees on which the first Investor Nominee does not sit.

(c) The Company hereby acknowledges and agrees that the Investor Nominees do not have a material relationship with the Company as such term is used in Section 303A.02 of the NYSE Manual by virtue of the Investor’s Beneficial Ownership of Common Stock as of immediately after Closing.

(d) The Company hereby agrees not to create an executive committee of the Board without the approval of a majority of the Board, which majority shall include at least one Investor Nominee.

Section 3.6 Nomination Procedures. The Company agrees, for any Annual Meeting following the Closing, (x) to request, no more than 50 and no less than 40 business days before the advance notice deadline (the “Advance Notice Deadline”) set forth in Article I, Section 8 of the Company’s Amended and Restated Bylaws, as amended from time to time, as such date may change from time to time, that Investor notify the Company in writing within five Business Days after receipt of such request (the “Investor Notice”) of its proposed nominees pursuant to Section 3.2, and (y) to notify Investor in writing (such notice, the “Company Notice”), no less than 30 business days before the Advance Notice Deadline, of the persons to be nominated by the Company for election as directors at such Annual Meeting, which shall include any directors designated by Investor in the Investor Notice in accordance with this Section 3.6; provided that, on or before the Advance Notice Deadline, each Investor Nominee included in the Company Notice must notify the Company in writing if he or she will not consent to be named as a nominee in the Company’s proxy statement for such Annual Meeting. Other than in the event described in the proviso of the preceding sentence, the Company agrees to use commercially reasonable efforts to cause the election of any such nominees so nominated by the Company (including recommending that the Company’s stockholders vote in favor of the election of any such nominees, including such nominees in the Company’s proxy statement and in the Company’s slate of nominees for directors for such Annual Meeting and otherwise supporting any such nominee for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in the aggregate).

Section 3.7 Resignation and Replacements.

(a) Notwithstanding anything in Section 3.1 or Section 3.2 to the contrary, upon the earlier to occur of (i) Investor together with the Controlled Affiliates collectively Beneficially Own less than 5% of then-outstanding shares of Common Stock (the “5% Threshold”; provided that any Disregarded Shares shall not be taken into account in calculating the 5% Threshold) and (ii) a Commercial Termination Event, then, as of such date, Investor shall cause each Investor Nominee to promptly tender his or her resignation from the Board and any committee of the Board on which he or she then sits and the Company shall have no further obligations under this Article III. In furtherance of this Section 3.7(a), any Investor Nominee shall, prior to his or her appointment or election to the Board, and Investor shall cause each such Investor Nominee to, execute an irrevocable resignation as director in the form attached hereto as Exhibit A and deliver it to the Company.

(b) Any Investor Nominee may resign from the Board at any time effective upon receipt of written notice to the Chairman of the Board, with copies to each of the Chairman of the Nominating and Governance Committee and the Company’s general counsel; provided that no Investor Nominee or Replacement thereof, who is named as a nominee for election to the Board in the Company’s proxy statement for an Annual Meeting, may resign from the Board during the period from the date on which such nominee grants his or her consent to be named as a nominee in the Company’s proxy statement for such annual meeting until the date that is the first Business Day following such Annual Meeting.

(c) Should any Investor Nominee resign from the Board other than pursuant to Section 3.7(a) or be rendered unable to, or refuse to, be nominated or appointed to, or to serve on, the Board, Investor shall be entitled to designate a replacement who is an Acceptable Person for each such Investor Nominee (and if such proposed designee is not an Acceptable Person, Investor shall be entitled to continue designating a replacement until such proposed designee is an Acceptable Person) (a “Replacement”), and the Company shall take all action within its control necessary to satisfy the requirements under this Article III with respect to such Replacement as promptly as practicable, including appointing such Replacement to the Board in place of the resigning Investor Nominee (as applicable). Any such Replacement who becomes a Board member in replacement of an Investor Nominee shall be deemed to be an Investor Nominee for all purposes under this Agreement, and, prior to his or her nomination or appointment to the Board, shall be required to execute the Nomination Documents and an irrevocable resignation as director in the form attached hereto as Exhibit A and deliver it to the Company.

ARTICLE IV

STANDSTILL; VOTING AND OTHER MATTERS

Section 4.1 Standstill Restrictions.

(a) From and after the date of this Agreement until the first date on which both of the below conditions are satisfied: (x) for the immediately preceding thirty (30) days, no Investor Nominee has served on the Board (it being understood that if no Investor Nominee is a member of the Board due to circumstances in which the Investor would be entitled to designate a Replacement pursuant to Section 3.7(c), an Investor Nominee shall be deemed to continue to be a member of the Board for all purposes of this Agreement until such time as the Investor irrevocably waives in writing any right to designate such a Replacement) and (y) no less than twenty-four (24) months have elapsed following the Closing (the “Standstill Period”), without the prior written consent of the Company, the Holders shall not, and shall cause their respective Affiliates not to, directly or indirectly, alone or in concert with any other Person (including assisting or forming a Group or participating with or encouraging other persons to form a Group):

(i) acquire or seek to acquire any securities of the Company (including derivatives, convertible securities or other forms of constructive economic ownership in the Company), provided that the foregoing shall not prohibit purchases pursuant to Section 4.4 or bona fide open market purchases of Common Stock after the Closing that would not result in any Holder, together with the Controlled Affiliates, collectively Beneficially Owning a number of Equity Securities equal to or convertible into 20% or more of the then-outstanding Common Stock (the “Cap”) (provided that this Section 4.1(a)(i) shall be amended on the first date that the

Company grants an exemption from DGCL §203 to a third party for purchases of Common Stock in excess of 20% to reflect such higher number in the exemption granted to such third party);

(ii) solicit proxies or written consents or conduct any other type of referendum in respect of the Voting Securities of the Company or from any holders of the Voting Securities of the Company, or become a participant or assist any third party in any solicitation;

(iii) encourage, advise or influence any other person or assist any third party in so encouraging, assisting or influencing any person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any other type of referendum;

(iv) form or join in a partnership, limited partnership, syndicate or other group, including without limitation a group as defined under Section 13(d) of the Exchange Act, with respect to any Voting Securities of the Company, or otherwise support or participate in any effort by a third party with respect to the matters set forth in Section 4.1(a)(ii) above;

(v) present at any meeting of the Company’s stockholders any proposal for consideration for action by stockholders or propose any nominee for election to the Board;

(vi) grant any proxy, consent or other authority to vote (other than to designated representatives of the Company pursuant to a proxy statement of the Company) any Voting Securities or subject them to a voting trust or similar arrangement;

(vii) make any request for books and records under the DGCL;

(viii) make any public statements that would disparage the Company, its officers or its directors or any person who has served as an officer or director of the Company, in each case, in their capacity as such; provided, however, that any statements made by Investor’s non-controlled Affiliates shall not be deemed to be a violation of this Section 4.1(a)(viii), it being understood that following such a statement by a non-controlled Affiliate of Investor, upon the request of the Company, Investor shall use its reasonable best efforts to cause such non-controlled Affiliates to cease making any further statements in violation of this Section 4.1(a)(viii); provided, further, that any statements made by individual members of the supervisory board of Investor not acting at the direction of Investor or its Affiliates shall not be deemed to be a violation of this Section 4.1(a)(viii);

(ix) institute, solicit or join any litigation or other proceeding against the Company or any of its current and former directors or officers (including derivative actions); provided, however, that a Holder and its Affiliates shall be permitted to pursue the resolution of any dispute (a) relating to or arising out of this Agreement, the Stock Purchase Agreement, the Commercial Agreements (as such term is defined in the Stock Purchase Agreement) or any other agreement between the Parties through the dispute resolution mechanisms set forth in such agreements (the “Covered Matters”) or (b) following compliance with the dispute escalation procedures set forth in Section 4.6 with respect to such dispute, other matters if (and only if) such matters do not relate to or arise out of (1) the Covered Matters or (2), without limiting clause (a), such Holder’s Beneficial Ownership of securities in the Company or any Investor Nominee position on the Board or any of its committees;

(x) propose or participate in any (A) tender or exchange offer, merger, acquisition or other business combination or (B) form of business combination or acquisition or other transaction relating to a material amount of assets of the Company; or

(xi) make any public proposal or publicly disclose any intention or plan, or take any action that could require the Company to make any public disclosure, with respect to any matters that are the subject of this Section 4.1;

provided, however, that if during the Standstill Period a third party commences a bona fide tender or exchange offer for securities of the Company representing 20% or more of the Company’s aggregate voting power and the Board either (A) publicly recommends that stockholders of the Company tender their Common Stock into such tender or exchange offer or (B) does not recommend against stockholders of the Company tendering their shares into such offer within the fifteen (15) Business Day period following the commence of such tender or exchange offer, then Investor and its Affiliates shall be permitted to make and publicly disclose a counterproposal to the Board and/or commence a tender or exchange offer, in each case, for 100% of the outstanding shares of Common Stock.

(b) This Section 4.1 shall not prevent or restrict Investor’s or its Affiliates’ ability to make confidential proposals to the Company that would not reasonably be expected to result in public disclosure by the Company.

Section 4.2 Voting. Until the first date after Closing on which no Investor Nominee serves on the Board (it being understood that if no Investor Nominee is a member of the Board due to circumstances in which the Investor would be entitled to designate a Replacement pursuant to Section 3.7(c), an Investor Nominee shall be deemed to continue to be a member of the Board for all purposes of this Agreement until such time as the Investor irrevocably waives in writing any right to designate such a Replacement), the Holders shall (1) cause, in the case of all Common Stock owned of record and (2) instruct the record owner, in the case of all shares of Common Stock Beneficially Owned but not owned of record, directly or indirectly, by the Holders, as of the record date for any Annual Meeting, in each case that are entitled to vote at any such Annual Meeting, to be present for quorum purposes and to be voted, at all such Annual Meetings or at any adjournments or postponements thereof, (i) for all directors nominated by the Board for election at such Annual Meeting and (ii) in accordance with the recommendation of the Board for the ratification of the appointment of the Company’s independent public accounting firm set forth in the Company’s proxy statement for any such Annual Meeting.

Section 4.3 Strategic Process. From and after the Closing until the end of the Standstill Period, if the Company determines to provide confidential information to, or enter into negotiations with, a third party relating to an acquisition of (x) securities of the Company representing in the aggregate 20% or more of the voting power of the Company or (y) 20% or more of the assets of the Company and its Subsidiaries (on a consolidated basis), the Company shall (i) notify Holders of such occurrence and (ii) subject to Section 4.8(c), provide the Holders a fair and reasonable opportunity to participate as a potential bidder in any process relating to any such transaction on the terms and conditions established by the Board for such process, taking into account any limitations concerning the sharing of information due to antitrust considerations or other legal restrictions.

Section 4.4 Anti-Dilution Rights.

(a) From the Closing until the earlier of (i) such time that Investor together with the Controlled Affiliates collectively Beneficially Own a number of shares of Common Stock constituting less than the 7% Threshold and (ii) the occurrence of a Commercial Termination Event, if the Company proposes to issue Equity Securities, other than in an Excluded Issuance, then the Company shall:

(i) give written notice to the Holders (no less than five (5) Business Days prior to the closing of such issuance or, if the Company reasonably expects such issuance to be completed in less than five (5) Business Days, such shorter period);

(ii) offer to issue and sell to the Holders, on such terms as the securities proposed to be issued (the “Proposed Securities”) are issued and upon full payment by the Holders, a portion of the Proposed Securities equal to a percentage determined by dividing (A) the aggregate number of Holder Shares then held by the Holders, by (B) the total number of shares of Common Stock outstanding immediately prior to the issuance of the Proposed Securities (the “Pro Rata Share”); provided, however, that the Company shall not be required to sell to the Holders (or to any of them) the portion of the Proposed Securities that would (Y) require the Company to obtain stockholder approval in respect of the issuance of any Proposed Securities under the listing rules of the NYSE or any other securities exchange or any other applicable Law (the “NYSE Stockholder Approval”), unless the NYSE Stockholder Approval is obtained (the number of shares of Common Stock represented by (or underlying) such portion of the Proposed Securities, the “Excess Shares”); provided that the Company shall use its commercially reasonable best efforts to obtain the NYSE Stockholder Approval no later than the next annual meeting of the stockholders of the Company (; provided, further that the obtaining of such approval will not delay the issuance of any Proposed Securities to any other Person or Group, or (Z) result in in any Holder, together with the Controlled Affiliates, collectively Beneficially Owning securities of the Company in excess of the Cap.

(b) Investor (or other Holder designated in writing by Investor) will have the option, on behalf of the applicable Holders, exercisable by written notice to the Company, to accept the Company’s offer and commit to purchase any or all of the Equity Securities offered to be sold by the Company to the Holders, which notice must be given within three (3) Business Days after receipt of such notice from the Company (or such shorter period if the notice by the Company was sent in accordance with the preceding paragraph less than three (3) Business Days prior to the proposed issuance date) (the failure of Investor, or such Investor designee, to respond within such time period shall be deemed a waiver of the Holders’ rights under this Section 4.4 with respect to the applicable issuance of Equity Securities). The closing of the exercise of such subscription right shall take place simultaneously with the closing of the sale of the Proposed Securities giving rise to such subscription right; provided, however, that the closing of any purchase by any such Holder may be extended beyond the closing of the sale of the Proposed Securities giving rise to such subscription right to the extent necessary to obtain required approvals from any Governmental Entity. Upon the expiration of the offering period described above, the Company will be free to sell such Proposed Securities that the Holders have not elected to purchase during the 180 days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to the Holders in the notice delivered in accordance with Section 4.4(a). Any Proposed Securities offered or sold by the Company after such 180-day period must be reoffered to issue or sell to the Holders pursuant to this Section 4.4; provided that the Company shall not be required to reoffer to the Holders (or to any of them) a number of the Proposed Securities that would require the Company to obtain stockholder approval in respect of the issuance of any Proposed Securities under the listing rules of the NYSE or any other securities exchange or any applicable Law or result in in any Holder, together with the Controlled Affiliates, collectively Beneficially Owning securities of the Company in excess of the Cap.

(c) In the case of an issuance subject to this Section 4.4 for consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair market value thereof as reasonably determined in good faith by the Board.

Section 4.5 Share Repurchase. From and after the Closing, if the Company repurchases, redeems or buys back any shares of Common Stock, and after giving effect to such transaction the aggregate number of Common Stock owned by all Holders would exceed the Cap, then the Holders shall be obligated to participate in such repurchase, redemption or buyback or otherwise dispose of its Holder Shares within a reasonable amount of time following such repurchase, redemption or buyback, taking into account market conditions at the time of such transaction and in any case no later than 90 days following the time when the aggregate number of Common Stock owned by all Holders exceeded the Cap (subject to the transfer restrictions set forth in Article V), in either case to the extent necessary to cause the Cap to no longer be exceeded.

Section 4.6 Dispute Escalation Procedures. If a dispute arises between any Holder and the Company, the Holders agree that prior to the institution, solicitation or joining of any litigation or other proceeding against the Company or any of its current and former directors or officers (including derivative actions) by any Holder or any of its Affiliates, Investor and the Investor Nominee(s) shall provide a reasonably detailed description of such dispute to the Board, and the Board and the Investor Nominee(s) shall discuss such dispute. If a mutually agreeable solution cannot be reached within 60 days of delivery of such notice to the Board, then the requirement to use dispute escalation procedures set forth in clause (b) of Section 4.1(a)(ix) shall be deemed complied with in respect of such dispute.

Section 4.7 Non-Solicitation.

(a) From the date hereof until the first anniversary following the end of the Standstill Period, the Company shall not, and shall cause its Affiliates not to, directly or indirectly, hire or solicit any employee of Investor, other than a person (i) who has not been an employee of Investor for at least 180 days and whom neither the Company nor any of its Affiliates, directly or indirectly, solicited following the date hereof or (ii) who was terminated by Investor prior to any solicitation; provided that this Section 4.7(a) shall not apply to any employee who responds to general solicitations of employment not specifically directed toward employees of Investor (provided further that no senior executive of Investor may be hired pursuant to this proviso).

(b) From the date hereof until the first anniversary following the end of the Standstill Period, Investor shall not, and shall cause its Affiliates not to, directly or indirectly, hire or solicit any employee of the Company, other than a person (i) who has not been an employee of the Company for at least 180 days and whom neither Investor nor any of its Affiliates, directly or indirectly, solicited following the date hereof or (ii) who was terminated by the Company prior to any solicitation; provided that this Section 4.7(b) shall not apply to any employee who responds to general solicitations of employment not specifically directed toward employees of the Company (provided, further that no senior executive of the Company may be hired pursuant to this proviso).

Section 4.8 Access to Information; Confidentiality and Use of Information.

(a) For so long as Investor together with the Controlled Affiliates collectively Beneficially Owns more than the 5% Threshold, the Company shall, and shall cause each of its Subsidiaries to (i) give all Holders that are Controlled Affiliates and their respective counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and its Subsidiaries and (ii) furnish all Holders that are Controlled Affiliates and their respective Representatives such financial and operating data and other information relating to the Company or any of its Subsidiaries, in each case, as such Holders that are Controlled Affiliates may reasonably request in connection with the preparation and review of their financial statements, financial reporting, tax reporting and securities filings, provided that the Company may restrict the foregoing access and the disclosure of information pursuant to this Section 4.8(a) to the extent that (A) in the reasonable good faith judgment of the Company, any applicable Law requires the Company or its Subsidiaries to restrict or prohibit access to any such properties or information, (B) in the reasonable good faith judgment of the Company, the information is subject to confidentiality obligations to a third party, (C) disclosure of any such information or document would reasonably be expected to result in the loss of attorney-client privilege or (D) in the reasonable good faith judgment of the Company, disclosure of any such information or document would reasonably be expected to compromise the Company’s competitive position or make available sensitive commercial information to a competitor of the Company (including those matters for which recusal is required pursuant to Section 4.8(c)); provided that, in the circumstances described in each of the foregoing clauses (A) through (D), the Parties will use commercially reasonable efforts to make, to the extent practicable, reasonable and appropriate substitute disclosure arrangements in a manner that is consistent with clauses (A) through (D).

(b) From and after the Closing, each Holder agrees that it (i) shall, and shall cause Investor Nominee and its Affiliates and its and their respective officers, directors, employees, accountants, counsel, consultants and other agents and advisors (“Representatives”) and each Investor Nominee to, treat as confidential and safeguard any and all confidential or proprietary information, know-how, knowledge and data involving or relating to the Company or any of its Affiliates received by the Investor Nominee in his or her capacity as such or received pursuant to Section 4.8(a) (collectively, “Confidential Information”) by using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such Confidential Information as each Holder and its Affiliates and its and their Representatives uses with respect to its own information, know-how, knowledge and data of a similar type and (ii) shall not, and it shall cause its Affiliates and its and their respective Representatives and each Investor Nominee not to, directly or indirectly, without the prior written consent of the Company, disclose any Confidential Information or use any Confidential Information provided by the Company or obtained by any Investor Nominee in his or her capacity as director (including in any manner adverse to the Company or its Affiliates or in violation of duties under applicable Law, including trading any securities of the Company while in possession of such Confidential Information to the extent such trading would violate applicable Law); provided, that (1) Investor Nominees may disclose any Confidential Information to Holder and the Controlled Affiliates and (2) Holder and the Controlled Affiliates may lawfully use Confidential Information in connection with its equity investment in the Company, including to prepare its financial statements and securities filings; provided, further, however, that Confidential Information will not include any information that (a) is or becomes public knowledge through no breach of this Agreement by any Holder, (b) is disclosed to any Holder or its Representatives by a third party not known by such Holder after due inquiry to be in violation of a non-disclosure obligation to the Company by making such disclosure, (c) is already in the possession of or known to Holder or its Representatives on the date of disclosure, (d) is independently developed by the Holder or its Representatives without reference to or use of the Confidential Information or (e) is explicitly approved for publication beforehand in writing by the Company. Prior to the date that is two years following the end of the Standstill Period, each Holder agrees that it, its Affiliates and its and their respective Representatives may only disclose Confidential Information (i) to the extent counsel to such Person advises that disclosure is required to comply with Law (provided that such Party shall provide prior written notice to the Company, of such disclosure, unless prohibited by Law, prior to such disclosure and as promptly as practical and shall seek to limit any such disclosure and to protect from public disclosure by way of a protective order or otherwise, in each case, to the extent permitted by Law), and (ii) to its Representatives who reasonably need to know such information in connection with its equity investment in the Company, including to prepare its financial statements and securities filings (provided that each Holder shall cause any such Representative to keep such information confidential in accordance with this Agreement).

(c) Investor agrees that any Investor Nominees shall recuse themselves and be recused from any discussion of the Board or any of its committees (i) relating to any disputes between the Company and Investor related to or arising out of the Commercial Agreements (as such term is defined in the Stock Purchase Agreement) (or litigation or other proceedings related thereof) or any other matter relating to the Commercial Agreements and (ii) if Investor is a participant in the process referred to in Section 4.3, during the pendency of such process; provided, that the Company agrees that if any member of the Board is a representative of any other participant in such process, each such member of the Board shall be subject to the same recusal requirement.

ARTICLE V

TRANSFER RESTRICTIONS

Section 5.1 Transfer Restrictions.

(a) Investor covenants and agrees that the Holder Shares may be disposed of only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act (including a registration statement hereunder), or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable U.S. state and federal securities laws, and any applicable securities laws of other jurisdictions. Investor further covenants and agrees that the right of Investor and its Affiliates to Transfer any Holder Shares is subject to the restrictions set forth in this Article V, and no Transfer of Holder Shares by Investor or any of its Affiliates may be effected except in compliance with this Article V. Any attempted Transfer in violation of this Agreement shall be of no effect and null and void ab initio, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement, and shall not be recorded on the stock transfer books of the Company.

(b) Investor shall not, and shall cause its Affiliates not to, Transfer any Holder Shares without the prior written consent of the Company prior to the three-year anniversary of the Closing Date (the “Lock-Up Termination Date”), other than pursuant to Transfers to a Controlled Affiliate; and provided that, (A) prior to any such Transfer, such Controlled Affiliate agrees in a writing reasonably acceptable to the Company to be bound by the terms of this Agreement (including this Article V) as a party hereto in the position of Investor, and (B) if such Controlled Affiliate ceases to be a Controlled Affiliate, the Holder Shares held by such entity shall be (and Investor shall cause such Holder Shares to be) immediately transferred back to Investor and until the transfer of such shares back to Investor by such former Controlled Affiliate, such former Controlled Affiliate shall be deemed to hold such Holder Shares in trust for Investor, and shall have no voting or other rights with respect to such Holder Shares;

(c) Following the Lock-Up Termination Date, Investor may Transfer all or any portion of the Holder Shares without the prior written consent of the Company pursuant to Transfers:

(i) to a Controlled Affiliate; and provided further that, (A) prior to any such Transfer, such Controlled Affiliate agrees in a writing acceptable to the Company to be bound by the terms of this Agreement (including this Article V) as a party hereto in the position of Investor, and (B) if such Controlled Affiliate ceases to be a Controlled Affiliate, the Holder Shares held by such entity shall be (and Investor shall cause such Holder Shares to be) immediately transferred back to Investor and until the transfer of such shares back to Investor by such former Controlled Affiliate, such former Controlled Affiliate shall be deemed to hold such Holder Shares in trust for Investor, and shall have no voting or other rights with respect to such Holder Shares;

(ii) in a widely distributed public offering pursuant to the procedures described in Article VI;

(iii) in bona fide open market sales pursuant to, if available, Rule 144 under the Securities Act; or

(iv) in one or more privately negotiated bona fide sales exempt from the registration requirements of the Securities Act; provided that the Holder may not Transfer any Holder Shares to any Person or Group who, to the Holder’s knowledge after reasonable inquiry, (x) has filed a Schedule 13D under the Exchange Act with respect to the Company or (y) is a competitor of the Company or a strategic investor in the Company ((x) and (y) collectively, “Restricted Persons”); provided, further, that if the proposed transferee under this Section 5.1(c)(iv) is a Person or Group which is or includes an Activist Investor that is not a Restricted Person, the Holder shall first offer the Holder Shares intended to be Transferred to such purchaser to the Company on the same pricing terms as such Holder would have received from such transferee, and the Holder shall only be permitted to Transfer the Holder Shares to the proposed transferee if the Company declines in writing to purchase the Holder Shares on the pricing terms offered by the intended transferee or fails to respond to such proposal within fifteen (15) Business Days of receiving notice of such proposal.

Section 5.2 Legends on Holder Shares; Securities Act Compliance.

(a) In addition to any other legend that may be required, each share certificate or other instrument representing Holder Shares shall bear the following legends (and a comparable notation or other arrangement will be made with respect to any uncertificated Holder Shares):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. SUCH SECURITIES MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAW.”

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER RESTRICTIONS AND OTHER RESTRICTIONS SET FORTH IN A STOCKHOLDER AGREEMENT, DATED AS OF SEPTEMBER 5, 2016, A COPY OF WHICH MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE ISSUER, AND THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE VOTED OR OFFERED, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE THEREWITH.”

(b) Upon any acquisition by any Holder of Beneficial Ownership of Holder Shares, such Holder shall notify the Company of the acquisition of such Holder Shares so that the legends referred to in Section 5.2(a) (to the extent required by this Section 5.2 and to the extent applicable) may be placed on the Holder Shares (if not so endorsed upon issuance), provided that, in the case of certificated shares, the Holder shall first submit such certificates to the Company.

(c) At such time as a Holder delivers at its expense to the Company a legal opinion, addressed to the Company, from a reputable national U.S. law firm reasonably acceptable to the Company, in form and substance reasonably satisfactory to the Company and counsel for the Company, that the legend set forth in Section 5.2(a) is no longer required under the Securities Act and/or other applicable law, the Company agrees that it will (x) in the event that such Holder Shares are certificated, promptly after the later of the delivery of such opinion and the delivery by the Holder to the Company or its transfer agent of a certificate (in the case of a transfer, in the proper form for transfer) representing Holder Shares issued with the foregoing restrictive legend, deliver, or cause to be delivered, to the Holder a replacement stock certificate representing such Holder Shares that is free from the legend set forth in Section 5.2(a), or (y) in the event that such Holder Shares are uncertificated, promptly after the delivery of such opinion, remove, or cause to be removed, any such legend in the Company’s stock records.

ARTICLE VI

REGISTRATION RIGHTS

Section 6.1 Shelf Registration.

(a) Filing. Following the Lock-Up Termination Date and no later than 60 (sixty) days after a written request by Investor (or any direct or indirect transferee of Investor that has become a Holder), and subject to the blackout provisions set forth in Section 6.7, the Company shall (i) prepare and file with the SEC (x) a registration statement on Form S-3 or a successor form (any such form, a “Form S-3”), if the Company is then eligible to file registration statement on Form S-3 (“S-3 Eligible”), or (y) any other appropriate form under the Securities Act for the type of offering contemplated by Investor, if the Company is not then S-3 Eligible, or (ii) use an existing Form S-3 filed with the SEC, in each case providing for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (a “Shelf Registration Statement”) that covers all Registrable Securities then outstanding for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (a “Shelf Registration”). If permitted under the Securities Act, such Shelf Registration Statement shall be an “automatic shelf registration statement” as defined in Rule 405 under the Securities Act.

(b) Effectiveness. The Company shall use its commercially reasonable efforts to (i) cause the Shelf Registration Statement filed pursuant to Section 6.1(a) to be declared effective by the SEC or otherwise become effective under the Securities Act as promptly as practicable after the filing thereof and (ii) keep such Shelf Registration Statement continuously effective and in compliance with the Securities Act and useable for the resale of Registrable Securities until such time as there are in the aggregate less than the Minimum Registrable Amount, including by filing successive replacement or renewal Shelf Registration Statements upon the expiration of such Shelf Registration Statement.

(c) Additional Registrable Securities; Additional Selling Stockholders. At any time and from time to time that a Shelf Registration Statement is effective, if a Holder of Registrable Securities requests (i) the registration under the Securities Act of additional Registrable Securities pursuant to such Shelf Registration Statement or (ii) that such Holder be added as a selling stockholder in such Shelf Registration Statement, the Company shall as promptly as practicable amend or supplement the Shelf Registration Statement to cover such additional Registrable Securities and/or Holder.

(d) Right to Effect Shelf Takedowns. Subject to the restrictions set forth in Section 6.1(e) in respect of Underwritten Shelf Takedowns, each Holder shall be entitled, at any time and from time to time when a Shelf Registration Statement is effective, to sell any or all of the Registrable Securities covered by such Shelf Registration Statement (a “Shelf Takedown”). A Holder shall give the Company prompt written notice of the consummation of a Shelf Takedown.

(e) Underwritten Shelf Takedowns. A Holder intending to effect a Shelf Takedown shall be entitled to request, by written notice to the Company (an “Underwritten Shelf Takedown Notice”), that the Shelf Takedown be an Underwritten Offering (an “Underwritten Shelf Takedown”). The Underwritten Shelf Takedown Notice shall specify the number of Registrable Securities intended to be offered and sold by such Holder pursuant to the Underwritten Shelf Takedown. Promptly after receipt of an Underwritten Shelf Takedown Notice (but in any event within two (2) Business Days), the Company shall give written notice of the requested Underwritten Shelf Takedown to all other Holders of Registrable Securities and shall include in such Underwritten Shelf Takedown, subject to Section 6.1(g), all Registrable Securities that are then covered by the Shelf Registration Statement and with respect to which the Company has received a written request for inclusion therein from a Holder no later than five (5) Business Days after the date of the Company’s notice. The Company shall not be required to facilitate an Underwritten Shelf Takedown unless the expected aggregate gross proceeds from such offering are at least $20 million and shall not be required to effect more than a total of three (3) Underwritten Shelf Takedown or Demand Registration in any 12-month period (it being understood that the Company shall not be obligated to effect more than a total of two (2) Demand Registrations in total pursuant to this Agreement).

(f) Selection of Underwriters. Holders requesting the Underwritten Shelf Takedown shall select an investment banking firm of national standing to be the managing Underwriter for the offering, which firm shall be reasonably acceptable to the Company. The Company and the Holder(s) requesting the Underwritten Shelf Takedown shall enter into an underwriting agreement in customary form with the managing underwriter, which underwriting agreement shall have substantially the same indemnification provisions as set forth in this Agreement.

(g) Priority on Underwritten Shelf Takedown. If, in connection with an Underwritten Shelf Takedown, the managing Underwriter(s) give written advice to the Company of an Underwriters’ Maximum Number, then the Company shall so advise all Requesting Holder(s) and the Company will be obligated and required to include in such registration only the Underwriters’ Maximum Number, which securities will be so included in the following order of priority: (i) first, Registrable Securities of the Requesting Holder(s), pro rata on the basis of the aggregate number of Registrable Securities owned by all Requesting Holder(s) who have delivered written requests for an Underwritten Shelf Takedown pursuant to this Section 6.1 (provided, that if the aggregate number of Registrable Securities of the Requesting Holder(s) to

be included in the Underwritten Shelf Takedown is less than 75% of the number requested to be so included by such Requesting Holder(s), the Requesting Holder(s) may withdraw such request for an Underwritten Shelf Takedown by giving notice to the Company within three (3) days; if so withdrawn, the request for an Underwritten Shelf Takedown shall be deemed not to have been made for all purposes of this Agreement), (ii) second, any shares of Common Stock to be sold by the Company and (iii) third, any shares of Common Stock requested to be included pursuant to the exercise of other contractual registration rights granted by the Company or which request has otherwise been granted by the Company (other than Holders), pro rata among such holders (if applicable) on the basis of the aggregate number of securities requested to be included by such holders.

Section 6.2 Demand For Registration; Underwritten Offering.

(a) Requests for Registration. Subject to the blackout provisions contained in Section 6.7 and the limitations set forth in this Section 6.2, and provided that a valid and effective Shelf Registration Statement shall not be available for the sale of Registrable Securities at such time, a Holder or group of Holders (such Holder or group of Holders, the “Requesting Holder(s)”) shall have the right to require the Company to effect a registration with respect to Registrable Securities beneficially owned by such Requesting Holder(s) for an underwritten registration under the Securities Act (a “Demand Request”) by delivering a written request therefor (a “Request Notice”) to the Company specifying the number of Registrable Securities to be included in such underwritten registration by the Requesting Holder(s). In no event shall the Requesting Holder(s) make a Demand Request under this Section 6.2(a) to offer in the aggregate less than the Minimum Registrable Amount. Any registration requested by a Holder or Holders pursuant to this Section 6.2(a) is referred to in this Agreement as a “Demand Registration”. Promptly after receipt of a Request Notice (but in any event within two (2) Business Days), the Company shall give written notice of the Demand Request to all other Holders of Registrable Securities and shall include in such requested Demand Registration, subject to Section 6.2(c), all Registrable Securities with respect to which the Company has received a written request for inclusion therein from a Holder no later than five (5) Business Days after the date of the Company’s notice. Notwithstanding anything to the contrary set forth in this Agreement, the Company shall not be obliged to effect more than a total of two (2) Demand Registrations in total pursuant to this Agreement. For the avoidance of doubt, the Company, at its sole option, may elect to utilize an existing Registration Statement for the purpose of registering any Registrable Securities covered by a Demand Registration.

(b) Underwriting. At the election of the Holders, the offering of the Registrable Securities pursuant to such Demand Registration may be in the form of an underwritten public offering. In such case, the Requesting Holder(s) shall select an investment banking firm of national standing to be the managing Underwriter for the offering, which firm shall be reasonably acceptable to the Company. The Company and the Requesting Holder(s) shall enter into an underwriting agreement in customary form with the managing Underwriter, which underwriting agreement shall have substantially the same indemnification provisions as set forth in this Agreement.

(c) Priority on Demand Registration. If, in connection with a Demand Registration, the managing Underwriter(s) give written advice to the Company of an Underwriters’ Maximum Number, then the Company shall so advise all Requesting Holder(s) and the Company will be obligated and required to include in such registration only the Underwriters’ Maximum Number, which securities will be so included in the following order of priority: (i) first, Registrable Securities of the Requesting Holder(s), pro rata on the basis of the aggregate number of Registrable Securities owned by all Requesting Holder(s) who have delivered written requests for registration pursuant to this Section 6.2 (provided, that if the aggregate number of Registrable Securities of the Requesting Holder(s) to be included in the Demand Registration is less than 75% of the number requested to be so included by such Requesting Holder(s), the Requesting Holder(s) may withdraw such Demand Request by giving notice to the Company within three (3) days; if so withdrawn, the Demand Request shall be deemed not to have been made for all purposes of this Agreement), (ii) second, any shares of Common Stock to be sold by the Company and (iii) third, any shares of Common Stock requested to be included pursuant to the exercise of other contractual registration rights granted by the Company (other than Holders), pro rata among such holders (if applicable) on the basis of the aggregate number of securities requested to be included by such holders.

(d) Effected Demand Registration. An offering pursuant to Section 6.2(a) shall not be counted as a Demand Registration unless such offering is completed; provided, however, that if the offering contemplated by a Request Notice does not close within 90 days of the effectiveness of registration, despite the commercially reasonable efforts of the Company, such offering shall be counted as a Demand Registration, and the Company shall have no further obligations to effect such offering.

Section 6.3 Piggyback Registration.

(a) Notice of Piggyback Registration. If the Company proposes to register any of its equity securities under the Securities Act either for the Company’s own account or for the account of any of its stockholders (other than for Holder(s) pursuant to Section 6.1 or Section 6.2 or pursuant to registrations on Form S-4 or any successor form, on Form S-8 or any successor form relating solely to securities issued pursuant to any benefit plan, an offering of securities solely to then-existing stockholders of the Company, a dividend reinvestment plan, an exchange offer or a registration on any registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a Registration Statement) (each such registration not withdrawn or abandoned prior to the effective date thereof being herein called a “Piggyback Registration”), the Company will give written notice to all Holders of such proposal not later than the twentieth (20) day prior to the anticipated filing date of such Piggyback Registration.

(b) Piggyback Rights. Subject to the provisions contained in Section 6.3(c), the Company will be obligated and required to use commercially reasonable efforts to include in each Piggyback Registration such Registrable Securities as requested in a written notice from any Holder delivered to the Company no later than ten (10) days following delivery of the notice from the Company specified in Section 6.3(a).

(c) Priority on Piggyback Registrations. If a Piggyback Registration is an underwritten registration, and the managing Underwriter(s) shall give written advice to the Company of an Underwriters’ Maximum Number, then securities will be included in the following order of priority: (i) equity securities proposed to be included in such Piggyback Registration by the Company for its own account, or on the account of such holder or holders for whom or for which the registration was originally being effected pursuant to demand or other registration rights, as applicable, and (ii) if the Underwriters’ Maximum Number exceeds the number of securities proposed to be included pursuant to clause (i), then such excess, up to the Underwriters’ Maximum Number, shall be allocated pro rata to Participating Holders and any holders of other piggyback registration rights on the basis of the number of securities requested to be included therein by each such Person.

(d) Selection of Underwriter(s). If the Piggyback Registration is proposed to be underwritten, the Company will so advise the Holders in the notice referred to in Section 6.3(a). In such event, the right of any Holder to registration pursuant to this Section 6.3 will be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting. The Company, or the holder or holders for whom or for which such registration was originally being effected pursuant to demand or other registration rights, as applicable, shall have the sole right to select the managing Underwriter(s) in any such underwritten Piggyback Registration.

Section 6.4 Registration Expenses. In connection with registrations pursuant to Section 6.1, Section 6.2 or Section 6.3 hereof, the Company shall pay the following registration costs and expenses incurred in connection with the registration thereunder: (i) registration and filing fees and expenses, including, without limitation, those related to filings with the SEC, (ii) fees and expenses of compliance with state securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) reasonable processing, duplicating and printing expenses, including, without limitation, expenses of printing any prospectuses or issuer free writing prospectuses reasonably requested by any Participating Holder, (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties, the expense of any liability insurance and the expense of any annual audit or quarterly review), (v) fees and expenses incurred in connection with listing the Registrable Securities for trading on a national securities exchange, including, without limitation, fees and expenses of the NYSE, (vi) fees and expenses, if any, incurred with respect to any filing with FINRA, (vii) fees and expenses and disbursements of counsel for the

Company and fees and expenses for independent certified public accountants retained by the Company (including, without limitation, the expenses of any comfort letters or costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters requested), and (viii) fees and expenses of any special experts retained by the Company in connection with such registration. Each Participating Holder shall be responsible for any underwriting fees, discounts or commissions as well as the fees and expenses and disbursements of counsel for any Participating Holder (“Holders’ Counsel”) attributable to the sale of Registrable Securities pursuant to a Registration Statement.

Section 6.5 Registration Procedures. In the case of each registration effected by the Company pursuant to this Agreement, the Company shall keep each Participating Holder advised in writing as to the initiation of each registration and as to the completion thereof. In connection with any such registration (in each case, to the extent applicable):

(a) The Company shall provide the Participating Holders and their counsel with a reasonable opportunity to review, and comment on, the Registration Statement with respect to Registrable Securities prior to the filing thereof with the SEC, and the Company shall consider and respond to all such comments in good faith. The Company shall prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective, or prepare and file with the SEC a prospectus supplement with respect to such Registrable Securities pursuant to an effective Registration Statement and, upon the request of the holders of a majority of the Registrable Securities registered thereunder, keep such Registration Statement effective or such prospectus supplement current, until the earlier of (A) the date on which all Registrable Securities covered thereby have been sold pursuant to such registration and (B) the expiration of ninety (90) days after such registration statement becomes effective (other than a Shelf Registration Statement pursuant to Section 6.1).

(b) The Company will prepare and file with the SEC such amendments and supplements to the Registration Statement, prospectus, prospectus supplement or any issuer free writing prospectus used in connection with such Registration Statement as may be necessary to comply with the provisions of the Securities Act applicable to it with respect to the disposition of Registrable Securities covered thereby for the period set forth in Section 6.7(a).

(c) Prior to filing a Registration Statement, a prospectus or any issuer free writing prospectus or any amendment or supplement to such Registration Statement, prospectus or issuer free writing prospectus, the Company will make available to (i) each Participating Holder, (ii) Holders’ Counsel and (iii) each Underwriter of the Registrable Securities covered by such Registration Statement, copies of such Registration Statement, prospectus or issuer free writing prospectus and each amendment or supplement as proposed to be filed, together with any exhibits thereto, and thereafter, furnish to such Participating Holders, Holders’ Counsel and Underwriters, if any, such number of copies of such Registration Statement, prospectus or issuer free writing prospectus and each amendment and supplement thereto, the prospectus included in such Registration Statement (including each preliminary prospectus) and such other documents or information as such Participating Holder, Holders’ Counsel or Underwriters may reasonably request in order to facilitate the disposition of the Registrable Securities in accordance with the plan of distribution set forth in the prospectus included in the Registration Statement.

(d) The Company will promptly notify each Participating Holder of any stop order issued or threatened by the SEC and use commercially reasonable efforts to prevent the issuance of such stop order or, if issued, to remove it as soon as reasonably possible.

(e) On or prior to the date on which the Registration Statement is declared effective, the Company shall use commercially reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any Participating Holder reasonably requests and do any and all other lawful acts and things which may be necessary or advisable to enable the Participating Holders to consummate the disposition in such jurisdictions of such Registrable Securities, and use commercially reasonable efforts to keep each such registration or qualification (or exemption therefrom) effective while the Registration Statement is effective; provided, that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (e), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction.

(f) The Company will notify each Participating Holder, Holders’ Counsel and the Underwriter promptly and confirm such notice in writing, (i) when any prospectus, prospectus supplement, post-effective amendment or issuer free writing prospectus has been filed and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC or any other federal or state governmental authority for amendments or supplements to a Registration Statement, prospectus or issuer free writing prospectus for additional information to be included in any Registration Statement, prospectus or issuer free writing prospectus, (iii) of the issuance by any state securities commission or other regulatory authority of any order suspending the qualification or exemption from qualification of any of the Registrable Securities under state securities or blue sky laws or the initiation of any proceedings for that purpose, and (iv) of the happening of any event that makes any statement made in a Registration Statement or any related prospectus or issuer free writing prospectus or any document incorporated or deemed to be incorporated by reference therein untrue or that requires the making of any changes in such Registration Statement, prospectus, issuer free writing prospectus or documents so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements in the Registration Statement, prospectus or issuer free writing prospectus not misleading in light of the circumstances in which they were made; and, as promptly as practicable thereafter, prepare and file with the SEC a supplement or amendment to such Registration Statement, prospectus or issuer free writing prospectus so that such Registration Statement, prospectus or issuer free writing prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Participating Holder hereby agrees to keep any disclosures under subsection (iv) above confidential until such time as a supplement or amendment is filed.

(g) The Company will furnish customary closing certificates and other deliverables to the Underwriter(s) and the Participating Holders and enter into customary agreements satisfactory to the Company (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities.

(h) The Company will make available for inspection by any Underwriter participating in any disposition pursuant to such Registration Statement, and any attorney, accountant or other agent retained by any such Participating Holder or Underwriter (in each case after reasonable prior notice and at reasonable times during normal business hours and without unnecessary interruption of the Company’s business or operations), all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such Participating Holder, Underwriter, attorney, accountant or agent in connection with such Registration Statement.

(i) The Company shall use commercially reasonable efforts to cause all such Registrable Securities registered pursuant hereunder to be listed on each national securities exchange on which similar securities of the same class issued by the Company are then listed.

(j) The Company shall use commercially reasonable efforts to ensure the obtaining of all necessary approvals from FINRA.

(k) The Company shall furnish to each Participating Holder a copy of all documents filed with and all material correspondence from or to the SEC in connection with any such offering of Registrable Securities.

(l) The Company shall use its commercially reasonable efforts to furnish to the lead Underwriter, addressed to the Underwriters, (1) an opinion and negative assurance letter of counsel for the Company (which is satisfactory to the lead Underwriter), dated the effective date of the Registration Statement and the closing of the sale of any securities thereunder, as well as a consent to be named in the Registration Statement or any prospectus thereto, and (2) comfort letters as well as an audit opinion and consent to be named in the Registration Statement or any prospectus relating thereto signed by the Company’s independent public accountants who have examined and reported on the Company’s financial statements included in the Registration Statement covering substantially the same matters with respect to the Registration Statement (and the prospectus or any issuer free writing prospectus included therein) and (in the case of the accountants’ comfort letters) with respect to events subsequent to the date of the financial statements, as are customarily covered in opinions of issuer’s counsel and in accountants’ comfort letters delivered to the underwriters in underwritten public offerings of securities, to the extent that the Company is required to deliver or cause the delivery of such opinion or comfort letters to the underwriters in an underwritten public offering of securities.

(m) With respect to a Demand Registration involving an offering of at least either (x) Registrable Securities that constitute five percent (5%) of the Company’s outstanding Common Stock as of the Request Date or (y) Registrable Securities with a fair market value of $75,000,000.00 as of the Request Date, at the reasonable request of the Requesting Holder(s), cause appropriate executives to participate, at the Company’s expense, in customary investor presentations and “road shows” not to exceed five (5) Business Days in duration (to be scheduled in a collaborative manner so as not to unreasonably interfere with the conduct of the business of the Company).

Section 6.6 Participating Holders’ Obligations. The Company may require each Participating Holder to promptly furnish in writing to the Company such information regarding the distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration, including, without limitation, all such information as may be requested by the SEC. Each Participating Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 6.5(f) hereof, such Participating Holder will forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Participating Holder’s receipt of the copies of the supplemented or amended prospectus or issuer free writing prospectus contemplated by Section 6.5(f) hereof, and, if so directed by the Company, such Participating Holder will deliver to the Company all copies, other than permanent file copies then in such Participating Holder’s possession and retained solely in accordance with record retention policies then-applicable to such Participating Holder, of the most recent prospectus or issuer free writing prospectus covering such Registrable Securities at the time of receipt of such notice.

Section 6.7 Blackout Provisions.

(a) Notwithstanding anything in this Agreement to the contrary, by delivery of written notice to the Participating Holders (a “Suspension Notice”) stating which one or more of the following limitations shall apply to the addressee of such Suspension Notice, the Company may (i) postpone effecting a registration under this Agreement, or (ii) require such addressee to refrain from disposing of Registrable Securities under the registration, in either case for a period of no more than 90 consecutive days from the delivery of such Suspension Notice (which period may not be extended or renewed) and no more than 120 days in any twelve-month period. The Company may postpone effecting a registration or apply the limitations on dispositions specified in clause (ii) of this Section 6.7(a) if (x) the Board in good faith determines that such registration or disposition would materially impede, delay or interfere with any material transaction then pending or proposed to be undertaken by the Company or any of its subsidiaries, (y) the Board in good faith determines that the Company is in possession of material non-public information the disclosure of which during the period specified in such notice the Board reasonably believes would not be in the best interests of the Company or (z) during any Scheduled Black-out Period.

(b) If the Company shall take any action pursuant to clause (ii) of Section 6.7(a) with respect to any Participating Holder in a period during which the Company shall be required to cause a Registration Statement to remain effective under the Securities Act and the prospectus to remain current, such period shall be extended for such Participating Holder by one (1) day beyond the end of such period for each day that, pursuant to Section 6.7(a), the Company shall require such Participating Holder to refrain from disposing of Registrable Securities owned by such Participating Holder.

Section 6.8 Exchange Act Registration and Cooperation with Transfers.

(a) The Company will use its commercially reasonable efforts to timely file with the SEC such information as the SEC may require under Section 13(a) or Section 15(d) of the Exchange Act and the Company shall use its commercially reasonable efforts to take all action as may be required as a condition to the availability of Rule 144 under the Securities Act with respect to its Common Stock.

(b) The Company shall furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of Rule 144, the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

Section 6.9 Holdback Agreements. Each Holder of Registrable Securities agrees that in connection with any registered Underwritten Offering of Common Stock (in the case of Block Transferees, if Registrable Securities are included in such offering or, in the case of all Holders that are Controlled Affiliates, if Registrable Securities held by any Controlled Affiliate are included in such offering), upon request from the managing underwriter(s) for such offering, such Holder shall not, without the prior written consent of such managing underwriter(s), during the period commencing fifteen (15) days prior to and ending ninety (90) days after the pricing of the Underwritten Offering of Common Stock, Transfer any Registrable Securities; provided that, such restriction shall be applicable to the Holders of Registrable Securities only if, for so long as and to the extent that each selling stockholder included in such offering is subject to the same restrictions. The foregoing provisions of this Section 6.9 shall not apply to offers or sales of Registrable Securities that are included in an offering pursuant to Section 6.1, Section 6.2, or Section 6.3 of this Agreement. Each Holder of Registrable Securities agrees to execute and deliver such other agreements as may be reasonably requested by the managing underwriter(s) that are consistent with the foregoing provisions of this Section 6.9 and are necessary to give further effect thereto.

Section 6.10 Indemnification by the Company. With respect to each registration which has been effected pursuant to Section 6.1, Section 6.2 or Section 6.3 of this Agreement, the Company agrees, notwithstanding the termination of this Agreement, to indemnify and hold harmless, to the fullest extent permitted by law, each Participating Holder and each of its managers, members, partners, officers, directors, employees and agents, and each Person, if any, who controls such Participating Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and any controlled Affiliate of such Participating Holder, together with the managers, members, partners, officers, directors, employees and agents of such controlling Person (each such Person being referred to herein as a “Covered Person”), from and against any and all losses, claims, damages, liabilities, reasonable attorneys’ fees, costs and expenses of investigating and defending any such claim (collectively, “Damages”) and any action in respect thereof to which such Participating Holder, and any such Covered Person may become subject under the Securities Act or otherwise, insofar as such Damages (or proceedings in respect thereof) arise out of, or are based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement (including any prospectus or issuer free writing prospectus) (or any amendment or supplement thereto), or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or issuer free writing prospectus, in light of the circumstances in which they were made) not misleading, and shall reimburse such Participating Holder and each such Covered Person for any legal and other expenses reasonably incurred by such Participating Holder or Covered Person in investigating or defending or preparing to defend against any such Damages or proceedings; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement, or omission or alleged omission, made or incorporated by reference in such Registration Statement, any such prospectus, issuer free writing prospectus or preliminary prospectus or any amendment or supplement thereto, or any document incorporated by reference therein, in reliance upon, and in conformity with, written information prepared and furnished to the Company by any Participating Holder or Covered Person expressly for use therein.

Section 6.11 Indemnification by the Participating Holders. Each of the Participating Holders agrees, jointly and severally, to indemnify and hold harmless the Company, its officers, directors, employees, agents, each underwriter and each Person, if any, who controls the Company or any of its subsidiaries within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and any controlled Affiliate of the Company or any of its subsidiaries, together with the managers, members, partners, officers, directors, employees and agents of such Person, to the same extent as the foregoing indemnity from the

Company to the Participating Holders, for information related to the Participating Holders or a Covered Person, or their plan of distribution, furnished in writing by the Participating Holders or any Covered Person to the Company expressly for use in any Registration Statement, prospectus or issuer free writing prospectus, or any amendment or supplement thereto, or any preliminary prospectus. No Holder shall be required to indemnify any Person pursuant to this Section 6.11 for any amount in excess of the net proceeds of the Registrable Securities sold for the account of such Holder.

Section 6.12 Conduct of Indemnification Proceedings. Promptly after receipt by any Person (an “Indemnified Party”) of notice of any claim or the commencement of any action in respect of which indemnity may be sought pursuant to Section 6.10 or Section 6.11, the Indemnified Party shall, if a claim in respect thereof is to be made against the Person against whom such indemnity may be sought (an “Indemnifying Party”), notify the Indemnifying Party in writing of the claim or the commencement of such action; provided that the failure to notify the Indemnifying Party shall relieve the Indemnifying Party from liability that it may have to an Indemnified Party otherwise than under Section 6.10 or Section 6.11 to the extent of any prejudice resulting therefrom. If any such claim or action shall be brought against an Indemnified Party, and it shall notify the Indemnifying Party thereof, the Indemnifying Party shall be entitled to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable out-of-pocket costs of investigation; provided, that the Indemnified Party shall have the right to employ separate counsel to represent the Indemnified Party who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, but the fees and expenses of such counsel shall be for the account of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) in the reasonable opinion of counsel to such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest between them, it being understood, however, that the Indemnifying Party shall not, in connection with any one such claim or action or separate but substantially similar or related claims or actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all Indemnified Parties. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party. Whether or not the defense of any claim or action is assumed by the Indemnifying Party, such Indemnifying Party will not be subject to any liability for any settlement made without its written consent.

Section 6.13 Contribution. If the indemnification provided for pursuant to this Article VI is due in accordance with the terms hereof, but is held by a court to be unavailable or unenforceable in respect of any Damages referred to herein, then each applicable Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Damages in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions which result in such Damages as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party, and by such party’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. In no event shall the liability of any Holder hereunder be in excess of the net proceeds of the Registrable Securities sold for the account of such Holder or the amount for which such Indemnifying Party would have been obligated to pay by way of indemnification if the indemnification provided in this Article VI.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Termination. Except with respect to Article VI and Section 5.2(c), which shall survive the termination of this Agreement, this Agreement shall terminate and be of no further force and effect on the earlier to occur of (i) the termination of the Stock Purchase Agreement without the consummation of a Share Issuance thereunder in accordance with its terms and (ii) the date that is one year after the first date after the Closing on which Investor and the Controlled Affiliates cease to Beneficially Own, in the aggregate, Common Stock equal to or greater than the 5% Threshold.

Section 7.2 Assignments. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. In addition, whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of Investor are also for the benefit of, and enforceable by, any subsequent Holder; provided that for any Block Transferee, such benefits will be restricted to the provisions of Article VI and Section 5.2(c), provided, further, that the provisions of Article VI shall expire in respect of any Block Transferee at such time as such Block Transferee and its Affiliates no longer Beneficially Own Common Stock equal to or greater than the 5% Threshold. None of the parties may directly or indirectly assign any of its rights or delegate any of its obligations under this Agreement, by operation of law or otherwise, without the prior written consent of the other parties. Any purported direct or indirect assignment in violation of this Section 7.2 shall be null and void ab initio.

Section 7.3 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and each Holder, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 7.4 Notices. Any notice, request, instruction or other document to be given hereunder by any Party to any other Party shall be in writing and shall be deemed given to a party when (a) served by personal delivery upon the party for whom it is intended, (b) by an internationally recognized overnight courier service upon the party for whom it is intended, (c) delivered by registered or certified mail, return receipt requested, or (d) sent by facsimile or email, provided that the transmission of the facsimile or email is promptly confirmed by telephone, in each case, to the following addresses, facsimile numbers or email addresses and marked to the attention of the Person (by name or title) designated below, or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided below:

If to the Company:

Navistar International Corporation

2701 Navistar Drive

Lisle, IL 60532

Attention: Curt Kramer

Telephone: (331) 332-3186

E-mail: curt.kramer@navistar.com

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Frank Aquila and Scott Crofton

Telephone: (212) 558-4000

Facsimile: (212) 555-3588

E-mail: aquilaf@sullcrom.com / croftons@sullcrom.com

If to Investor:

BraWo Park

Willy-Brandt-Platz 19

38102 Braunschweig

Germany

Attention: Dr. Tim Haack

Telephone: +49 152 22992066

E-mail: tim.jonas.haack@volkswagen.de

With a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: George R. Bason, Jr. and Michael Davis

Telephone: (212) 450-4000

Facsimile: (212) 701-5800

E-mail: george.bason@davispolk.com / michael.davis@davispolk.com

Section 7.5 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW RULES THEREOF THAT WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. IN CONNECTION WITH ANY CONTROVERSY ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE PARTIES HEREBY IRREVOCABLY CONSENT TO THE JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE, IF A BASIS FOR FEDERAL COURT JURISDICTION IS PRESENT, AND, OTHERWISE, IN THE COURTS OF THE STATE OF DELAWARE. EACH OF THE PARTIES IRREVOCABLY CONSENTS TO SERVICE OF PROCESS OUT OF THE AFOREMENTIONED COURTS AND WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE AFOREMENTIONED COURTS AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN SUCH COURTS THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN SUCH COURTS HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE

TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.5.

(c) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such Party is entitled at law or in equity.

Section 7.6 Entire Agreement; No Other Representations. Except for the Stock Purchase Agreement, this Agreement constitutes the entire agreement, and supersedes all prior agreements, understandings representations and warranties, both written and oral, between the Parties with respect to the subject matter hereof.

Section 7.7 No Third-Party Beneficiaries. Except as explicitly provided for in Section 6.10 or Section 6.11, the Parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 7.8 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 7.9 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Section 7.10 Effectiveness. This Agreement shall take effect at and as of the Closing, except for the provisions of Section 4.1 and Section 4.7, which shall take effect at and as of the date hereof.

Section 7.11 Exercise of Rights. A failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of that right or remedy or the exercise of another right or remedy.

Section 7.12 Rights Cumulative. The rights, powers and remedies conferred on any Party by this Agreement and remedies available to any Parties are cumulative and are additional to any right, power or remedy which it may have under general law or otherwise.

Section 7.13 No Partnership. No provision of this Agreement creates a partnership between any of the Parties or makes a party the agent of another party for any purpose. A Party has no authority or power to bind, to contract in the name of, or to create a liability for, another Party in any way or for any purpose.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

NAVISTAR INTERNATIONAL CORPORATION

By:	/s/ Troy A. Clarke
	Name:	Troy A. Clarke
	Title:	President and Chief Executive
Officer

By:	/s/ Walter G. Borst
	Name:	Walter G. Borst
	Title:	Executive Vice President and
Chief Financial Officer

VOLKSWAGEN TRUCK & BUS GMBH

By:	/s/ Andreas Renschler
	Name:	Andreas Renschler
	Title:	Chief Executive Officer

By:	/s/ Matthias Gründler
	Name:	Matthias Gründler
	Title:	Chief Financial Officer

[Signature Page to Stockholder Agreement]

EXHIBIT A

FORM OF IRREVOCABLE RESIGNATION

                    , 201

Board of Directors

Navistar International Corporation

2701 Navistar Drive

Lisle, Illinois 60532

Re: Resignation

Ladies and Gentlemen:

This irrevocable resignation is delivered pursuant to Section 3.4 of that certain Stockholder Agreement, dated as of September 5, 2016, between Navistar International Corporation and VW Truck & Bus GmbH (the “Agreement”). Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement. Effective only upon, and subject to, the earlier to occur of (i) Investor, together with the Controlled Affiliates, collectively Beneficially Own a number of shares of Common Stock constituting less than the 5% Threshold and (ii) a Commercial Termination Event, I hereby resign from my position as a director of the Company and from any and all committees of the Board on which I serve.

Sincerely,

Name: